Exhibit 99.1
                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                Contacts:
New York, N.Y. 10022                                      ---------
                                                          James N. Fernandez
                                                          (212)230-5315
                                                          Mark L. Aaron
                                                          (212)230-5301

                     TIFFANY REPORTS SECOND QUARTER RESULTS;
                     ---------------------------------------
          COMPARABLE STORE SALES UP 5% IN U.S. AND 10% INTERNATIONALLY
          ------------------------------------------------------------

New York, N.Y., August 31, 2006 - Tiffany & Co. (NYSE: TIF) today reported results for its fiscal second quarter ended July 31, 2006. Net sales growth of 9% was driven by increases in U.S. and international comparable store sales. As expected, net earnings declined primarily due to a prior-year tax benefit.

In the second quarter, net sales increased 9% to $574,940,000, compared with $526,701,000 in the prior year. On a constant-exchange-rate basis which excludes the effects of translating foreign-currency-denominated sales into U.S. dollars (see attached "Non-GAAP Measures" schedule), net sales increased 10% and worldwide comparable store sales rose 6%.

Net earnings in the second quarter were $41,144,000, or $0.29 per diluted share, compared with $50,551,000, or $0.35 per diluted share. Earnings in the prior year included a tax benefit of $6,600,000, or $0.05 per diluted share, related to the repatriation provisions of the American Jobs Creation Act of 2004 ("AJCA"). Earnings before income taxes declined 4%.

In the  six-month  period  (first  half)  ended  July  31,  2006,  net  sales of
$1,114,181,000   were  7%  higher   than   $1,036,602,000   a  year  ago.  On  a
constant-exchange-rate basis, net sales increased 9% and worldwide comparable store sales rose 5%.

First half net earnings of $84,286,000, or $0.59 per diluted share, compared with $90,609,000, or $0.62 per diluted share, in the prior year. Earnings in the prior year included AJCA tax benefits of $8,100,000, or $0.06 per diluted share. Earnings before income taxes increased 4%.

Sales by channel of distribution were as follows:
-------------------------------------------------

     o U.S. Retail sales increased 8% to $288,556,000 in the second quarter and 5% to $549,136,000 in the first half. Comparable store sales increased 5% in the quarter but declined in July (quarterly sales rose 5% in the New York flagship store and 4% in branch stores) and rose 2% in the first half (New York flagship store sales declined 1% and branch store sales rose 2%). Comparable store sales growth in

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


          the quarter resulted from higher spending per transaction. The Company operated 60 TIFFANY & CO. stores in the U.S. at the end of the quarter.

     o International Retail sales increased 10% to $223,153,000 in the second quarter and 12% to $438,317,000 in the first half. On a constant-exchange-rate basis, sales rose 12% in the quarter and 16% in the first half due to 6% and 11% total retail sales growth in Japan and solid growth in most other countries; on that same basis, comparable international store sales increased 10% in the quarter and 13% in the first half, due to growth of: 2% in the quarter (but a decline in July) and 7% in the half in Japan; 27% and 24% in the Asia-Pacific region outside Japan; and 17% and 20% in Europe. The Company operated 97 TIFFANY & CO. international stores and boutiques at the end of the quarter.

     o Direct Marketing sales increased 18% to $35,742,000 in the second quarter and 11% to $65,699,000 in the first half. The increases in both periods were due to growth in the number of orders and in the average amount spent per order.

     o Other sales in the second quarter increased 4% to $27,489,000 and sales of $61,029,000 in the first half were equal to the prior year. LITTLE SWITZERLAND sales rose 10% and 3% in the respective periods. The Company continues to expand its IRIDESSE stores, which focus on pearl jewelry.

Other financial highlights were as follows:
-------------------------------------------

     o Gross profit as a percentage of net sales ("gross margin") was 55.1% in the second quarter versus 55.5% in the prior year due to increased product costs. Gross margin was 55.5% in the first half versus 54.7% a year ago due to a favorable shift in product sales mix, partly offset by increased product costs. The Company recorded LIFO inventory charges of $8,101,000 in the second quarter (versus $2,952,000 a year ago) and $9,467,000 in the first half (versus $4,169,000 in the prior year).

     o Selling, general and administrative ("SG&A") expenses rose 12% in the second quarter and 10% in the first half. As a percentage of net sales, SG&A expenses were 42.5% in the quarter (versus 41.4% a year ago) and 42.3% in the half (versus 41.1% in the prior year), with the increases largely reflecting higher store-related costs, as well as higher marketing-related costs in the first half.

     o Effective tax rates were 38.9% in the second quarter and 38.7% in the first half, compared with 28.0% and 31.5% in the prior year. The lower rates in the prior-year periods reflected the previously-mentioned AJCA tax benefits.

     o Net inventories at July 31, 2006 increased 16% from a year ago. This increase reflected inventories purchased or manufactured in anticipation of new store openings and expanded product assortments, higher precious metal costs and expanded internal manufacturing and diamond sourcing.


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


     o The Company repurchased and retired 2,525,135 shares of its Common Stock in the second quarter at a total cost of $83,839,000, or an average cost of $33.20 per share. In the first half, the Company repurchased and retired 4,704,407 shares of its Common Stock at a total cost of $163,589,000, or an average cost of $34.77 per share. In a separate announcement today, the Company reported that its Board of Directors has extended the expiration date of its current repurchase program and authorized up to an additional $700 million for repurchases. Including this additional authorization, there is approximately $813 million available for future repurchases through December 2009.

     o At July 31, 2006, the Company's balance sheet included: cash and cash equivalents of $146,941,000 (versus $128,611,000 a year ago), short-term and long-term debt totaling $572,306,000 (versus $404,263,000 a year ago) and stockholders' equity of $1,760,551,000 (versus $1,693,975,000 a year ago). Total debt as a percentage of stockholders' equity was 33% at July 31, 2006 (versus 24% a year ago).

Michael J. Kowalski, chairman and chief executive officer, said, "We anticipated these first half results due to above-average expense growth, but they do not reflect Tiffany's historical performance or earnings power. Our ongoing plans for store openings and new product introductions sustain our confidence in Tiffany's ability to achieve higher rates of growth over the long-term."

He added, "Comparable store sales in August-to-date include a return to mid-single-digit growth in the U.S., double-digit growth in many international markets and a high-single-digit decline in Japan. For this third quarter, we are looking for a mid-single-digit increase in earnings before income taxes, and net earnings approximately equal to last year's 16 cents per diluted share which had benefited from a lower effective tax rate due to favorable reserve adjustments related to the expiration of certain statutory periods."

"Our expectation for the full year calls for a low-double-digit increase in earnings before income taxes for 2006 and net earnings in a range of $1.77 - $1.82 per diluted share. This projection assumes: high-single-digit net sales growth, including mid-single-digit comparable store sales growth in the U.S. and low-single-digit growth in Japan along with greater increases in other international regions; gross margin approximately equal to the prior-year; and high-single-digit SG&A expense growth," Mr. Kowalski said.

Today's Conference Call
-----------------------
The Company will host a conference call today at 8:30 a.m. (EST) to review these results and its outlook. Investors may listen to the call at www.tiffany.com (click on "About Tiffany," "Shareholder Information," "Conference Call") and www.streetevents.com.

Next Scheduled Announcement
---------------------------
The Company anticipates reporting its third quarter results on November 29, 2006 with a conference call at 8:30 a.m. (EST) that day, to be broadcast at www.tiffany.com and

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


www.streetevents.com. To receive future notifications for conference calls and/or news release alerts, please register at www.tiffany.com (click on "About Tiffany," "Shareholder Information," "Calendar of Events" and "News by E-Mail").

Company Description
-------------------
Tiffany & Co. operates jewelry and specialty retail stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. Other operations include consolidated results from ventures operated under trademarks or tradenames other than TIFFANY & CO. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

This document contains certain "forward-looking" statements concerning the Company's objectives and expectations with respect to sales, store openings, gross margins, expenses, earnings, earnings per share and assets. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company's 2005 Annual Report on Form 10-K and in other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.



                                     # # #


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

                         TIFFANY & CO. AND SUBSIDIARIES
                                   (Unaudited)

NON-GAAP MEASURES
-----------------

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Internally, management monitors the sales performance of its international stores and boutiques on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars ("constant-exchange-rate basis"). Management believes this constant-exchange-rate measure is a more representative assessment of the sales performance of its international stores and boutiques and provides better comparability between reporting periods.

The Company's management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company's operating results.

The following tables reconcile sales percentage increases (decreases), versus the prior year, from the GAAP to the non-GAAP basis:


                                Second Quarter 2006 vs. 2005                       First Half 2006 vs. 2005
                         --------------------------------------------      ------------------------------------------
                                         Trans-      Constant-                              Trans-     Constant-
                             GAAP        lation      Exchange-                GAAP          lation     Exchange-
                            Reported     Effect      Rate Basis              Reported       Effect     Rate Basis
                         -------------- ------------- ---------------      -------------- ----------- ---------------
Net Sales:
----------
Worldwide                     9%          (1%)          10%                    7%           (2%)           9%
U.S. Retail                   8%            -            8%                    5%             -            5%

Internatinal
 Retail                      10%          (2%)          12%                   12%           (4%)          16%
Japan Retail                  1%          (5%)           6%                    3%           (8%)          11%

Other Asia-
 Pacific                     23%           2%           21%                   21%             -           21%
Europe                       19%           3%           16%                   18%           (3%)          21%


Comparable Store Sales:
----------------------
Worldwide                     6%            -            6%                    4%           (1%)           5%
U.S. Retail                   5%            -            5%                    2%             -            2%

International
 Retail                       8%          (2%)          10%                    8%           (5%)          13%
Japan Retail                 (3%)         (5%)           2%                   (1%)          (8%)           7%

Other Asia-
 Pacific                     28%           1%           27%                   24%             -           24%
Europe                       20%           3%           17%                   17%           (3%)          20%






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
                         TIFFANY & CO. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
               (Unaudited, in thousands, except per share amounts)



                                                                      Three Months                           Six Months
                                                                       Ended July 31,                        Ended July 31,
                                                       ------------------------------------  -------------------------------------
                                                                  2006              2005                2006              2005
                                                           --------------    --------------      --------------    ---------------
Net sales                                               $        574,940  $        526,701    $      1,114,181  $       1,036,602

Cost of sales                                                    257,962           234,617             496,077            469,697
                                                           --------------    --------------      --------------    ---------------

Gross profit                                                     316,978           292,084             618,104            566,905

Selling, general and administrative expenses                     244,342           218,016             471,221            426,526
                                                           --------------    --------------      --------------    ---------------

Earnings from operations                                          72,636            74,068             146,883            140,379

Other expenses, net                                                5,307             3,858               9,282              8,064
                                                           --------------    --------------      --------------    ---------------

Earnings before income taxes                                      67,329            70,210             137,601            132,315

Provision for income taxes                                        26,185            19,659              53,315             41,706
                                                           --------------    --------------      --------------    ---------------

Net earnings                                            $         41,144  $         50,551    $         84,286  $          90,609
                                                           ==============    ==============      ==============    ===============


Net earnings per share:

  Basic                                                 $           0.30  $           0.35    $           0.60  $            0.63
                                                           ==============    ==============      ==============    ===============

  Diluted                                               $           0.29  $           0.35    $           0.59  $            0.62
                                                           ==============    ==============      ==============    ===============


Weighted-average number of common shares:

  Basic                                                          139,170           142,989             140,556            143,618
  Diluted                                                        141,177           144,930             142,896            145,533












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
                         TIFFANY & CO. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Unaudited, in thousands)




                                                                   July 31,          January 31,              July 31,
                                                                       2006                 2006                  2005
                                                           -----------------    -----------------    ------------------
ASSETS
------
Current assets:
Cash and cash equivalents                                   $       146,941      $       393,609      $        128,611
Accounts receivable, net                                            143,446              142,294               126,000
Inventories, net                                                  1,236,995            1,060,164             1,066,371
Deferred income taxes                                                80,404               69,576                72,084
Prepaid expenses and other current assets                            62,410               33,200                51,991
                                                               -------------        -------------        --------------

Total current assets                                              1,670,196            1,698,843             1,445,057

Property, plant and equipment, net                                  904,479              866,004               916,374
Other assets, net                                                   212,351              212,425               139,237
                                                               -------------        -------------        --------------

                                                            $     2,787,026      $     2,777,272      $      2,500,668
                                                               =============        =============        ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
Short-term borrowings                                       $       142,215      $        38,942      $         22,966
Current portion of long-term debt                                     6,272                6,186                   -
Accounts payable and accrued liabilities                            199,301              202,646               178,322
Income taxes payable                                                 31,467               60,364                20,510
Merchandise and other customer credits                               57,577               56,472                51,491
                                                               -------------        -------------        --------------

Total current liabilities                                           436,832              364,610               273,289

Long-term debt                                                      423,819              426,548               381,297
Postretirement/employment benefit obligations                        42,876               41,982                40,778
Deferred income taxes                                                   935                    -                 9,790
Other long-term liabilities                                         122,013              113,219               101,539
Stockholders' equity                                              1,760,551            1,830,913             1,693,975
                                                               -------------        -------------        --------------

                                                            $     2,787,026      $     2,777,272      $      2,500,668
                                                               =============        =============        ==============










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